CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 16, 2016, relating to the financial statements and financial highlights which appear in the March 31, 2016 Annual Reports to Shareholders of Laudus Mondrian International Equity Fund, Laudus Mondrian Emerging Markets Fund, Laudus Mondrian International Government Fixed Income Fund, Laudus Mondrian Global Government Fixed Income Fund and Laudus U.S. Large Cap Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm,” and “Disclosure of Portfolio Securities Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

July 26, 2016